EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Bullfrog AI Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share(3)	457(o)	904,978	6.63	$6,000,004	0.00014760	$885.60
	Equity	Pre-Funded Warrants(4)(5)	457(g)	—	—	—	—	—
	Equity	Common Stock issuable upon exercise of Pre-Funded Warrants(5)	457(o)	—	—	—	—	—
	Equity	Company Warrants (4)	457(g)	—	—	—	—	—
	Equity	Common Stock issuable upon exercise of Company Warrants	457(o)	904,978	7.29	$6,597,290	0.00014760	$973.76
	Equity	Underwriter’s Warrants(4)	457(g)	—	—	—	—	—
	Equity	Common Stock issuable upon exercise of Underwriter’s Warrants(6)	457(o)	47,216	7.29	$344,205	0.00014760	$50.80
		Total Offering Amount				$12,941,499		$1,910.16
		Total Fees Previously Paid						$—
		Net Fee Due						$1,910.16

(1)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act.

(2)	Includes the price of additional Company Shares and/or Pre-funded Warrants that may be issued upon exercise of the option granted to the underwriters to cover over-allotments, if any.

(3)	This registration statement also includes an indeterminate number of securities that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(4)	No fee required pursuant to Rule 457(g) under the Securities Act.

(5)	The proposed maximum aggregate offering price of the common stock will be reduced on a dollar-for-dollar basis based on the offering price of any Pre-Funded Warrants issued in the offering, and the proposed maximum aggregate offering price of the Pre-Funded Warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any common stock issued in the offering. Accordingly, the proposed maximum aggregate offering price of the common stock and Pre-Funded Warrants (including the common stock issuable upon exercise of the Pre-Funded Warrants), if any, is $2,847,002.

(6)	Represents warrants to purchase an amount of shares of our common stock equal to 6% of the number of Company Shares and/or Pre-funded Warrants issued in this Offering (excluding any shares sold to cover over-allotments, if any), at an exercise price per share equal to 110% of the combined public offering price.